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PUT YOUR MONEY WHERE YOUR STYLE IS

PUBLISHED MAY 13, 2016

A lot of people have asked why we've turned to equity crowdfunding over traditional venture capital funds to grow DSTLD. Simply put, you've been such a huge part of our growth and success to date, and we want you to continue to be part of it.

We consider our equity crowdfunding campaign another necessary step in cutting out the middleman and in creating the most value for our customers. New funding will allow us to invest in more of the products you know and love, as well as develop the items you've been asking for. It also allows us to keep our autonomy and work toward the needs of ***you*** rather than the interests of venture capitalists.

Check out our short video from co-founders Corey Epstein and Mark Lynn for an inside look into our business and campaign.

A Chance to Invest in DSTLD

Disclaimer:

Denim.LA, Inc. ("DSTLD") is "testing the waters" to gauge market demand from potential investors for an Offering under Tier II of Regulation A. No money or other consideration is being solicited, and if sent in response, it will not be accepted. No sales of securities will be made or commitment to purchase accepted until qualification of the offering statement by the Securities and Exchange Commission (the "Commission") and approval of any other required government or regulatory agency. An indication of interest made by a prospective investor is non-binding and involves no obligation or commitment of any kind. No offer to buy securities can be accepted and no part of the purchase price can be received without an Offering Statement that has been qualified by the Commission. A Preliminary Offering Circular that forms a part of the Offering Statement has been filed with the Commission, a copy of which may be obtained from https://www.seedinvest.com/dstld/series.a.

CATEGORIES: Story

TAGS:
#fckrtl #retailrebellion crowdfunding crowdsourcing DSTLD equity crowdfunding invest in dstld regulation a+ funding seedinvest

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